Exhibit 99.1

PRESS RELEASE

CMGI REPORTS 2008 FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS

– Revenue Increases 9.4% for the Fourth Quarter –

– Results are Preliminary Pending the Finalization of an Estimated Non-Cash Goodwill Impairment Charge –

WALTHAM, Mass. September 29, 2008 — ModusLink Global Solutions, Inc. (formerly known as CMGI, Inc.) (NASDAQ: CMGI) today reported preliminary financial results for its 2008 fourth quarter and fiscal year ended July 31, 2008.

Results for the fourth quarter and full fiscal year are preliminary based on the inclusion of an estimated non-cash goodwill impairment charge of $12 million related to its European segment. The amount of the non-cash charge will be finalized in conjunction with the completion of the Company’s Form 10-K filing.

As announced in a separate press release issued today, the Company has changed its name from CMGI, Inc. to ModusLink Global Solutions, Inc. Its common stock will trade under the Nasdaq Global Select Market symbol “MLNK” effective at the opening of trading on September 30, 2008.

Preliminary Fourth Quarter Financial Summary

•	Net revenue of $276.3 million, an increase of 9.4% from the fourth quarter of fiscal 2007
•	Gross margin, as a percentage of revenue, of 10.4% compared with 12.1% in the same period during the prior year
•

Selling, General and Administrative expense of $44.1 million. Excluding the estimated goodwill impairment charge, SG&A expense was $32.1 million or 11.6% of revenue, compared to SG&A expense of $33.0 million or 13.1% of revenue in the fourth quarter of the prior year

•	Operating loss of $15.4 million, compared with an operating loss of $2.4 million in the fourth quarter of fiscal 2007
•	Net loss from continuing operations of $18.6 million or $0.39 per share, compared to a net loss from continuing operations of $6.2 million, or $0.13 per share, in the same period last year
•	Net loss of $22.7 million, or $0.48 per share, compared to a net loss of $6.2 million, or $0.13 per share, in the same period last year
•	Non-GAAP operating income of $6.3 million compared with $7.2 million in the fourth quarter of 2007

Preliminary Fourth Quarter Consolidated Financial Results

“During the fourth quarter, we grew our business and concluded a challenging but successful year in the transformation of our company,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI, now ModusLink Global Solutions. “In the fourth quarter, we continued to build the Company’s sales pipeline, driven by the introduction of new solutions, implementation of targeted lead generation programs and improved penetration of our targeted vertical markets. Despite the challenges of the current economic environment that resulted in lower volumes in some existing accounts, ModusLink Global Solutions is very well positioned for long-term growth as we continue to execute our strategy and fulfill the vision of the company.”

The Company reported net revenue of $276.3 million for the fourth quarter of fiscal 2008, an increase of 9.4% compared with net revenue of $252.6 million reported for the same period one year ago. The increase in revenue was attributed to organic growth, primarily driven by new client engagements, and contributions of $13.7 million from the recently acquired companies Open Channel Solutions and PTS Electronics. Adjusted for two previously announced discontinued programs, net revenue of $276.3 million would have compared with net revenue of $240.2 million in the prior year period.

Gross margin was $28.7 million, or 10.4% of revenue, in the fourth quarter of fiscal 2008, compared with $30.5 million, or 12.1% of revenue, in the fourth quarter of fiscal 2007. The decrease in gross margin as a percentage of revenue was due to increased start-up costs related to new business engagements and lower volumes from some existing clients.

Selling, General and Administrative expense for the fourth quarter was $44.1 million. Excluding the goodwill impairment charge, SG&A expense was $32.1 million, or 11.6% of revenue, compared to $33.0 million, or 13.1% of revenue, in the fourth quarter of the prior year. The decrease in SG&A expenses excluding the goodwill impairment charge was primarily due to lower restructuring and lower compensation related costs, partially offset by increases attributable to the inclusion of the selling, general and administrative costs of the recently acquired companies.

The estimated non-cash goodwill impairment charge of $12 million is related to the Company’s European operations for which the goodwill balance had been $30.7 million. The goodwill subject to impairment was recorded upon the 2004 acquisition of Modus Media, Inc. In accordance with FASB Statement No. 142 “Goodwill and Other Intangible Assets” and the Company’s practice, the carrying value of the goodwill is tested for impairment annually in the fourth quarter. The finalization of the estimated charge, and consequently the Company’s fourth quarter and full year operating results, is subject to change pending the completion of the Company’s valuation procedures and analysis, which it expects to complete in conjunction with the preparation and filing of its Annual Report on Form 10-K.

“The Company’s European operations and related financial results did not show the level of improvement in fiscal 2008 that management had expected,” said Steven G. Crane, Chief Financial Officer. “Based on this, the Company in connection with the preparation of its annual financial statements determined that it was required to take a non-cash goodwill impairment charge. While this goodwill impairment charge is required by accounting rules, we retain our long term positive view of our European operations, as Europe represents an important part of our overall strategy and we remain committed to continuing to grow our business in the region.”

Net loss from continuing operations for the fourth quarter was $18.6 million, or $0.39 per share, compared to net loss from continuing operations of $6.2 million, or $0.13 per share, for the same period in fiscal 2007. Net loss for the fourth quarter of 2008 was $22.7 million or $0.48 per share, compared to net loss of $6.2 million or $0.13 per share for the same period in the prior year.

Fiscal 2008 fourth quarter results included a loss from discontinued operations of $4.2 million, or $0.09 per share, primarily due to updated sublease assumptions for a facility no longer being utilized for operations by the Company.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and the impact of the estimated non-cash goodwill impairment charge, the Company reported non-GAAP operating income of $6.3 million for the fourth quarter of fiscal 2008 versus non-GAAP operating income of $7.2 million for the same period in fiscal 2007.

Preliminary Fiscal Year 2008 Financial Summary

•	Net revenue of $1,068 million, compared to net revenue of $1,143 million in fiscal 2007
•	Gross margin, as a percentage of revenue, increased to 12.9% from 11.5% in the previous year
•

Selling, General and Administrative expense of $135.2 million. Excluding the estimated goodwill impairment charge, SG&A expense was $123.2 million, or 11.5% of revenue, compared to $116.3 million, or 10.2% of revenue, in fiscal 2007

•	Operating income of $2.4 million, compared to operating income of $14.8 million in the prior fiscal year
•	Net income from continuing operations of $15.3 million, or $0.32 per diluted share, compared to net income from continuing operations of $49.1 million, or $1.00 per diluted share, in fiscal 2007
•	Net income was $11.1 million, or $0.23 per diluted share, compared to $49.4 million, or $1.01 per diluted share, in fiscal 2007
•	Non-GAAP operating income was $46.2 million compared with non-GAAP operating income of $44.4 million for the prior fiscal year

Preliminary Fiscal Year Consolidated Financial Results

The Company reported net revenue of $1,068 million for the fiscal year ended July 31, 2008, compared to $1,143 million reported for the 2007 fiscal year. Adjusted for two previously announced discontinued programs, net revenue of $1,068 million would have compared with net revenue of $1,005 million in the prior year period on the same basis.

Gross margin was $137.6 million, or 12.9% of revenue for fiscal 2008, compared with $131.1 million, or 11.5% of revenue for fiscal 2007. As a percentage of revenue, gross margin improvement was attributed to revenue from engagements in target vertical markets and higher margin services, as well as the realization of operating efficiencies.

Selling, General and Administrative expense for fiscal 2008 was $135.2 million. Excluding the estimated goodwill impairment charge, SG&A expense for the year was $123.2 million, or 11.5% of revenue, compared to $116.3 million, or 10.2% of revenue, in fiscal 2007. The increase in SG&A during the period primarily reflects continued investment in the Company’s ERP system and the additional Selling, General and Administrative expenses associated with Open Channel Solutions, PTS Electronics (each of which was acquired during fiscal 2008) and the Company’s Japan operations (which were acquired at the end of the third quarter of fiscal 2007).

Net income from continuing operations for fiscal 2008 was $15.3 million, or $0.32 per diluted share, compared to net income from continuing operations of $49.1 million, or $1.00 per diluted share, for fiscal 2007. Net income for fiscal 2008 was $11.1 million, or $0.23 per diluted share, compared to net income of $49.4 million, or $1.01 per diluted share, for the prior year.

Fiscal 2008 results included a loss from discontinued operations of $4.2 million, or $0.09 per share, compared with income from discontinued operations of $0.3 million, or $0.01 per diluted share, in fiscal 2007.

Net income for fiscal 2008 included $19.1 million of investment gains from liquidity events from @Ventures, compared with gains of $35.0 million in fiscal 2007.

Excluding the effects of charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and the impact of the estimated non-cash goodwill impairment charge, the Company reported non-GAAP operating income of $46.2 million for the 2008 fiscal year compared with non-GAAP operating income of $44.4 million for the prior fiscal year.

As of July 31, 2008, the Company had working capital of approximately $238.7 million compared with $320.2 million at July 31, 2007. Included in working capital as of July 31, 2008 were cash, cash equivalents and marketable securities totaling $162.1 million compared to $282.3 million at July 31, 2007. The Company concluded the year with no outstanding bank debt.

“Our balance sheet continues to be very strong and provides a solid foundation for growth,” said Crane. “During the year, we utilized cash to make strategic acquisitions, reduce our debt and return $35 million to the shareholders through a stock buyback program.”

“We are positioned for growth in fiscal 2009,” continued Lawler. “Our sales pipeline is the strongest we have seen at the company. However, we remain cognizant of the uncertain global economic condition and its impact on consumer demand in the technology markets we serve. As we enter the new fiscal year, we continue to be focused on revenue growth, expanding existing client relationships through the introduction of new solutions and improving operational efficiencies. We are optimistic that our strategy will create significant long-term value for our shareholders.”

Outlook

Based on the strength of its sales pipeline and expectations for increasing demand for the Company’s services, and given the uncertain economic environment, the Company currently expects revenue in fiscal 2009 to grow in the range of 10% to 12% over fiscal year 2008 revenue. The Company expects this revenue growth to be weighted toward the second, third and fourth quarters of fiscal 2009.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its 2008 fourth quarter and fiscal year preliminary results at 5:00 p.m. ET on September 29, 2008. Investors can listen to the conference call on the Internet at www.ir.cmgi.com. To listen to the live call, go to the Website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, ModusLink has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling ModusLink’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About ModusLink Global Solutions, Inc.  ModusLink Global Solutions, Inc. (formerly known as CMGI, Inc.), is a leader in global supply chain business process management. The Company executes critical processes for clients in the high technology and communications industries to provide competitive differentiation and enable new channel and new market opportunities. ModusLink Global Solutions’ integrated portfolio of supply chain outsourcing and technology solutions span four core competencies: supply chain, aftermarket, e-Business and entitlement management. The Company has headquarters in Waltham, Massachusetts and more than 30 facilities in 13 countries – giving it the largest global footprint in the industry. In addition, ModusLink Global Solutions’ venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, visit www.moduslink.com.

ModusLink is a registered trademark of ModusLink Corporation and CMGI and ModusLink Global Solutions are registered trademarks of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

All share and per share data for the prior year period which appears in this press release and the accompanying tables has been adjusted to reflect the 1-for-10 reverse stock split of the Company’s common stock effective October 31, 2007.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenue to be achieved in fiscal 2009, expected increase in demand for the Company’s services, future sales growth, the further execution of the Company’s strategic business plan and impact of that plan, prospects for growth, the strength of the Company’s sales momentum and pipeline, the expected impact of strategic initiatives and financial performance, the expected benefits and impact of the Open Channel Solutions and PTS transactions and the expansion of capabilities expected to occur as a result of the transactions. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. The preliminary estimates included in this press release and accompanying tables are based on the Company’s current estimate of the fourth quarter and full fiscal year financial results and the non-cash goodwill impairment charge associated with its European operations, and are subject to change upon the finalization of such impairment charge and the completion of the Company’s financial audit for fiscal year 2008. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

ModusLink Global Solutions, Inc.

Steven G. Crane, 781-663-5012

Chief Financial Officer

ir@cmgi.com

or

Media:

ModusLink Global Solutions, Inc.

Farrah Phillipo, 781-663-5096

PR and Communications Manager

farrah_phillipo@moduslink.com

or

Bob Joyce, 617-747-3620

FD

bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Preliminary)

(In thousands)

(Unaudited)

	July 31, 2008	July 31, 2007
Assets:
Cash and cash equivalents	$160,585	$169,481
Available-for-sale securities	1,517	959
Short-term investments	—	111,850
Trade accounts receivable, net	213,096	185,574
Inventories, net	85,897	60,945
Prepaid and other current assets	12,820	11,659
Current assets of discontinued operations	—	91

Total current assets	473,915	540,559

Property and equipment, net	74,889	55,107
Investments in affiliates	34,558	30,460
Goodwill	192,012	178,276
Intangible assets, net	29,292	11,719
Other assets	7,894	3,007

	$812,560	$819,128

Liabilities:
Current portion of capital lease obligations	$349	$459
Accounts payable	168,190	151,233
Current portion of accrued restructuring	6,297	5,342
Accrued income taxes	1,027	7,288
Accrued expenses	52,817	50,710
Other current liabilities	3,653	2,539
Current liabilities of discontinued operations	2,840	2,782

Total current liabilities	235,173	220,353

Revolving line of credit	—	24,786
Long-term portion of accrued restructuring	3,871	5,136
Long-term portion of capital leases obligations	55	329
Other long-term liabilities	21,648	11,757
Non-current liabilities of discontinued operations	3,839	1,698

	29,413	43,706
Stockholders’ equity	547,974	555,069

	$812,560	$819,128

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Preliminary)

(In thousands, except per share data)

(Unaudited)

	Three months ended July 31,			Twelve months ended July 31,
	2008	2007	Change	2008	2007	Change
Net revenue	$276,292	$252,560	9.4%	$1,068,207	$1,143,026	(6.5%)
Cost of revenue	247,572	222,038	11.5%	930,629	1,011,961	(8.0%)

Gross margin	28,720	30,522	(5.9%)	137,578	131,065	5.0%

	10.4%	12.1%	(1.7%)	12.9%	11.5%	1.4%
Operating expenses:
Selling, general and administrative	28,597	29,291	(2.4%)	113,969	106,836	6.7%
Impairment of goodwill	12,000	—	100.0%	12,000	—	100.0%
Amortization of intangibles	1,379	1,203	14.6%	3,773	4,821	(21.7%)
Restructuring, net	2,123	2,462	(13.8%)	5,465	4,643	17.7%

Total operating expenses	44,099	32,956	33.8%	135,207	116,300	16.3%

Operating income (loss)	(15,379)	(2,434)	531.8%	2,371	14,765	(83.9%)
Other income (loss)	(202)	(16)	1162.5%	23,333	41,505	(43.8%)

Income (loss) from continuing operations before taxes	(15,581)	(2,450)	536.0%	25,704	56,270	(54.3%)
Income tax expense	3,033	3,757	(19.3%)	10,425	7,135	46.1%

Income (loss) from continuing operations	(18,614)	(6,207)	199.9%	15,279	49,135	(68.9%)
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(4,113)	3	—	(4,151)	276	(1604.0%)

Net Income (loss)	$(22,727)	$(6,204)	266.3%	$11,128	$49,411	(77.5%)

Basic and Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.39)	$(0.13)	200.0%	$0.32	$1.00	(68.0%)
Income (loss) from discontinued operations	$(0.09)	$0.00	(100.0%)	$(0.09)	$0.01	(1000.0%)

Net earnings (loss)	$(0.48)	$(0.13)	269.2%	$0.23	$1.01	(77.2%)

Shares used in computing basic earnings (loss) per share	46,994	48,544	(3.2%)	47,747	48,455	(1.5%)

Shares used in computing diluted earnings (loss) per share	46,994	48,544	(3.2%)	47,901	48,833	(1.9%)

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information (Preliminary)

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	July 31, 2008	July 31, 2007	July 31, 2008	July 31, 2007
Net revenue:
Americas	$96,005	$80,296	$348,817	$395,084
Asia	74,715	69,021	316,739	288,936
Europe	105,572	103,243	402,651	459,006

	$276,292	$252,560	$1,068,207	$1,143,026

Operating income (loss):
Americas	$(5,619)	$(1,969)	$(1,078)	$11,455
Asia	8,742	4,396	41,334	29,808
Europe	(14,794)	(2,052)	(20,284)	(10,126)

	(11,671)	375	19,972	31,137
Other	(3,708)	(2,809)	(17,601)	(16,372)

	$(15,379)	$(2,434)	$2,371	$14,765

Non-GAAP operating income (loss):
Americas	$(852)	$2,638	$12,314	$22,249
Asia	11,086	6,906	49,580	38,234
Europe	(1,036)	(344)	(1,376)	(2,572)

	9,198	9,200	60,518	57,911
Other	(2,937)	(1,998)	(14,302)	(13,470)

	$6,261	$7,202	$46,216	$44,441

Note: Non-GAAP operating income represents total operating income (loss), excluding net charges related to depreciation, goodwill impairment, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

NON-GAAP Operating income	$6,261	$7,202	$46,216	$44,441

Adjustments:
Depreciation	(4,906)	(4,576)	(17,008)	(15,028)
Impairment of goodwill	(12,000)	—	(12,000)	—
Amortization of intangible assets	(1,379)	(1,203)	(3,773)	(4,821)
Stock-based compensation	(1,232)	(1,395)	(5,599)	(5,184)
Restructuring, net	(2,123)	(2,462)	(5,465)	(4,643)

GAAP Operating income (loss)	$(15,379)	$(2,434)	$2,371	$14,765

Other income (loss), net	(202)	(16)	23,333	41,505
Income tax expense	3,033	3,757	10,425	7,135
Income (loss) from discontinued operations	(4,113)	3	(4,151)	276

Net income (loss)	$(22,727)	$(6,204)	$11,128	$49,411

Revenue (GAAP)	$276,292	$252,560	$1,068,207	$1,143,026
Less revenue from two previously announced discontinued programs	—	(12,322)	—	(137,888)

Adjusted Revenue	$276,292	$240,238	$1,068,207	$1,005,138

Fiscal 2008 vs. Fiscal 2007
GAAP change in revenue	9%		(7%)
Adjusted change in revenue	15%		6%